MORGAN STANLEY DEAN WITTER                                   UBS SECURITIES
Morgan Stanley & Co. Incorporated                          UBS Securities LLC
1585 Broadway                                              229 Park Avenue
New York, New York 10036                                   New York, New York
                                                           10171

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      of

                           Rhone-Poulenc Rorer Inc.

                                      at

                               $97 NET PER SHARE

                                      by

                              Rhone-Poulenc S.A.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIREAT 5:00 P.M., NEW YORK CITY TIME,
           ONWEDNESDAY, OCTOBER 1, 1997 UNLESS THE OFFERIS EXTENDED.

                                                                August 22, 1997

To Brokers, Dealers, Commercial Banks,Trust Companies and Other Nominees:

  Morgan Stanley & Co. Incorporated and UBS Securities LLC have been appointed by Rhone-Poulenc S.A., a societe anonyme organized under the laws of the Republic of France ("Purchaser"), to act as Dealer Managers in connection with Purchaser's offer to purchase all issued and outstanding shares (the "Shares") of common stock, without par value per share, of Rhone-Poulenc Rorer Inc., a Pennsylvania corporation (the "Company"), at a price of $97 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated August 22, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF THE THEN ISSUED AND OUTSTANDING SHARES, OTHER THAN SHARES OWNED BY PURCHASER (THE "PURCHASER SHARES"), WHICH, WHEN TAKEN TOGETHER WITH THE PURCHASER SHARES, CONSTITUTES AT LEAST 90% OF THE THEN ISSUED AND OUTSTANDING SHARES.

  Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated August 22, 1997;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to shareholders of the Company from Michel de Rosen, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

  Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to Morgan Stanley & Co. Incorporated, UBS Securities LLC, or Georgeson & Company, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed material may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.
                                          VERY TRULY YOURS,

                                          MORGAN STANLEY DEAN WITTER

                                          UBS SECURITIES

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       2